Filed Pursuant to Rule 424(b)(5)

Registration No. 333-108909

PROSPECTUS SUPPLEMENT

(To Prospectus Dated October 3, 2003)

7,000,000 Shares

Common Stock

We are offering 7,000,000 shares of our common stock pursuant to this prospectus supplement and the accompanying prospectus.

Our common stock is listed on the Nasdaq Global Market under the symbol “KOSN.” On February 8, 2007, the last reported sale price of our common stock on the Nasdaq Global Market was $6.95 per share.

We are offering these shares of common stock on a best efforts basis primarily to institutional investors. We have retained Cowen and Company, LLC, Leerink Swann & Company and Rodman & Renshaw, LLC to act as co-placement agents in connection with this offering.

See “ Risk Factors” beginning on page S-3 of this prospectus supplement to read about factors you should consider before buying shares of the common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Maximum Offering Amount
Public offering price	$6.50	$45,500,000
Placement agents’ fees	$0.39	$2,730,000
Proceeds, before expenses, to us	$6.11	$42,770,000

We estimate the total expenses of this offering, excluding the placement agents’ fees, will be approximately $425,000. Because there is no minimum offering amount required as a condition to closing in this offering, the actual public offering amount, placement agents’ fees and net proceeds to us, if any, in this offering are not presently determinable and may be substantially less than the total maximum offering amounts set forth above. The placement agents are not required to sell any specific number or dollar amount of the shares of common stock offered in this offering, but the placement agents will use their best efforts to arrange for the sale of the shares of common stock offered. Pursuant to an escrow agreement among us, the placement agents and an escrow agent, a portion of the funds received in payment for the shares sold in this offering will be wired to an interest bearing escrow account and held until we and the placement agents notify the escrow agent that the offering has closed, indicating the date on which the shares are to be delivered to the purchasers and the proceeds are to be delivered to us.

Cowen and Company

Leerink Swann & Company

Rodman & Renshaw

Prospectus Supplement dated February 8, 2007.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a shelf registration process. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference therein, on the other hand, you should rely on the information in this prospectus supplement.

You should rely only on the information contained, or incorporated herein by reference, in this prospectus supplement and contained, or incorporated herein by reference, in the accompanying prospectus. We have not authorized anyone to provide you with information that is different or inconsistent. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained, or incorporated by reference, in this prospectus supplement and contained, or incorporated herein by reference, in the accompanying prospectus is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus supplement or the accompanying prospectus, or of any sale of the common stock. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents we have referred you to in the section entitled “Where You Can Find More Information” below in the accompanying prospectus before investing in shares of our common stock.

As used in this prospectus supplement, “we,” “our,” “us” and “the company” refers to Kosan Biosciences Incorporated.

S-i

KOSAN

We are a biotechnology company advancing two new classes of anticancer agents, Hsp90 inhibitors and epothilones, through clinical development. Hsp90 inhibitors have a novel mechanism of action targeting multiple pathways involved in cancer cell growth and survival. Our proprietary formulation of tanespimycin, or KOS-953, is in Phase 1 and 2 clinical trials, primarily for multiple myeloma in combination with Velcade® (bortezomib) and HER2-positive breast cancer in combination with Herceptin® (trastuzumab). In addition, intravenous and oral formulations of our second-generation Hsp90 inhibitor, alvespimycin HCl, or KOS-1022, are being evaluated in Phase 1 clinical trials. Epothilones inhibit cell division with a mechanism of action similar to taxanes, one of the most successful classes of anti-tumor agents. We are studying KOS-862 in Phase 2 clinical trials in breast cancer. Our follow-on epothilone, KOS-1584, is in Phase 1 clinical trials. Our epothilone program is partnered with Hoffmann-La Roche, Inc. and F. Hoffmann-La Roche Ltd. through a global development and commercialization agreement.

We have a motilin receptor agonist program for the stimulation of gastrointestinal movement, or gastrointestinal motility. In December 2006, we established a worldwide license agreement with Pfizer Inc. for our motilin agonist program, including our lead compound, KOS-2187. Pfizer is responsible for all development, regulatory and commercial activities related to the motilin agonist program.

We also have additional research programs for cancer that are undergoing preclinical evaluation. These programs are also based on the use of our technology to improve the structure of known polyketides and the efficiency of large-scale production.

Kosan Biosciences Incorporated, the Kosan Biosciences Incorporated logo and all other Kosan names are trademarks of Kosan Biosciences Incorporated in the U.S. and in other selected countries. All other brand names or trademarks appearing in this prospectus are the property of their respective holders.

THE OFFERING

Common stock offered by us	7,000,000 shares

Common stock outstanding before this offering	35,389,717 shares

Common stock to be outstanding after this offering	42,389,717 shares

Use of proceeds	We currently anticipate using the net proceeds from this offering to fund clinical development and other research and development activities and for working capital and for other general corporate purposes. See “Use of Proceeds” on page S-3.

Risk Factors	See “Risk Factors” and other information included in this prospectus supplement, or incorporated herein by reference, for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

NASDAQ Global Market Symbol	KOSN

The information above is based on 35,389,717 shares of common stock outstanding as of December 31, 2006. It does not include:

•	4,367,852 shares of common stock issuable upon the exercise of stock options outstanding as of December 31, 2006 at a weighted average exercise price of $7.16 per share;

•	285,000 shares of common stock issuable upon the exercise of warrants outstanding as of December 31, 2006 at a weighted average exercise price of $4.94 per share; and

•

an aggregate of 4,166,609 additional shares of common stock reserved for future issuance under our equity incentive plans and 63,903 additional shares of common stock reserved for future issuance under our employee stock purchase plan.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the other information included in this prospectus supplement, the accompanying prospectus, and the risk factors set forth under the caption “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, incorporated by reference herein, before making an investment decision.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $42.3 million based on a public offering price of $6.50 per share, and after deducting the placement agents’ fees and our estimated offering expenses payable by us as described in “Plan of Distribution.” “Net proceeds” is what we expect to receive after paying the placement agents’ fees and other expenses of the offering.

We expect to use the net proceeds from this offering to fund clinical development and other research and development activities and for working capital and general corporate purposes. In addition, we may use a portion of the net proceeds from this offering to acquire equipment, products, technologies or businesses, although we currently have no commitments or agreements relating to any of these types of transactions.

While we have estimated the particular uses for the net proceeds to be received upon the completion of this offering, we cannot specify these uses with certainty. Accordingly, our management will have broad discretion in the application of the net proceeds, and investors will be relying on the judgment of our management regarding the application of the proceeds of this offering. Pending these uses, we plan to invest the net proceeds in short-term, interest bearing obligations, investment grade instruments, certificates of deposit or direct or guaranteed obligations of the United States. The goal with respect to the investment of these net proceeds is capital preservation and liquidity so that such funds are readily available to fund our research and development operations.

DILUTION

If you invest in our common stock in this offering, your ownership interest will be diluted to the extent of the difference between the offering price per share and the net tangible book value per share after this offering. Our net tangible book value as of September 30, 2006 was approximately $42.5 million, or approximately $1.23 per share of common stock. Net tangible book value per share represents total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of common stock immediately after the closing of this offering.

After giving effect to the sale of the shares of common stock at an offering price of $6.50 per share, after deducting estimated placement agents’ fees and estimated offering expenses payable by us, our net tangible book value as of September 30, 2006 would have been approximately $84.9 million, or $2.04 per share of common stock. This represents an immediate increase in net tangible book value of $0.81 per share to existing stockholders and an immediate dilution of $4.46 per share to new investors purchasing shares of common stock in this offering at the offering price.

The following table illustrates this dilution on a per share basis:

Offering price per share		$6.50
Net tangible book value per share as of September 30, 2006	$1.23
Increase per share attributable to this offering	0.81

As adjusted net tangible book value per share after this offering		2.04

Dilution per share to new investors		$4.46

The calculations above are based on 34,619,366 shares of common stock outstanding as of September 30, 2006. This number excludes, as of September 30, 2006:

•	4,308,324 shares of our common stock issuable upon exercise of outstanding options granted under our stock option plans at a weighted average exercise price of $7.24 per share;

•	285,000 shares of our common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $4.94 per share; and

•

an aggregate of 4,226,137 additional shares of common stock reserved for future issuance under our equity incentive plans and 63,903 additional shares of common stock reserved for future issuance under our employee stock purchase plan.

PLAN OF DISTRIBUTION

We are offering our common stock through placement agents. Subject to the terms and conditions contained in the placement agent agreement, dated February 8, 2007, Cowen and Company, LLC, Leerink Swann & Company and Rodman & Renshaw, LLC have agreed to act as co-placement agents for the sale of up to 7,000,000 shares of common stock. The placement agents are not purchasing or selling any shares by this prospectus supplement or the accompanying prospectus, nor are they required to arrange for the purchase or sale of any specific number or dollar amount of shares, but have agreed to use best efforts to arrange for the sale of all 7,000,000 shares.

The placement agent agreement provides that the obligations of the placement agents and the investors are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain customary opinions, letters and certificates.

Confirmations and definitive prospectuses will be distributed to all investors who agree to purchase the common stock, informing investors of the closing date as to such shares. We currently anticipate that closing of the sale of 7,000,000 shares of common stock will take place on or about February 14, 2007. Investors will also be informed of the date and manner in which they must transmit the purchase price for their shares.

On the scheduled closing date, the following will occur:

•	we will receive funds in the amount of the aggregate purchase price; and

•	the placement agents will receive the placement agents’ fee in accordance with the terms of the placement agent agreement.

We will pay the placement agents an aggregate commission equal to 6% of the gross proceeds of the sale of common stock in the offering. We may also reimburse the placement agents for certain legal expenses incurred by them. In no event will the total amount of compensation paid to the placement agents and other securities brokers and dealers upon completion of this offering exceed 8.0% of the maximum gross proceeds of the offering. The estimated offering expenses payable by us, in addition to the placement agents’ fee of $2,730,000, are approximately $425,000, which includes legal, accounting and printing costs and various other fees associated with registering and listing the common stock. After deducting certain fees due to the placement agent and our estimated offering expenses, we expect the net proceeds from this offering to be up to approximately $42.3 million.

We have agreed to indemnify the placement agents against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or the Securities Act, and liabilities arising from breaches of representations and warranties contained in the placement agent agreement. We have also agreed to contribute to payments the placement agents may be required to make in respect of such liabilities.

Subject to a limited exception, our executive officers and directors have agreed to certain lock-up provisions with regard to future sales of our common stock for a period of 90 days after the offering as set forth in the placement agent agreement.

The placement agent agreement is included as an exhibit to our Current Report on Form 8-K that will be filed with the Securities and Exchange Commission, or SEC, in connection with the consummation of this offering.

The transfer agent for our common stock to be issued in this offering is Mellon Investor Services, LLC. Its address is P.O. Box 3315, South Hackensack, NJ 07606 and its telephone number is (800) 552-6645.

Our common stock is listed on The NASDAQ Global Market under the symbol “KOSN”.

Selling Restrictions for the Common Stock

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the common stock, or the possession, circulation or distribution of this prospectus supplement and the accompanying prospectus or any other material relating to us or the common stock in any jurisdiction where action for that purpose is required. Accordingly, the common stock may not be offered or sold, directly or indirectly, and neither this prospectus supplement and the accompanying prospectus nor any other offering material or advertisements in connection with the common stock may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

LEGAL MATTERS

The validity of the issuance of the shares of our common stock described herein has been passed upon for us by Cooley Godward Kronish LLP, Palo Alto, California. Heller Ehrman LLP is acting as counsel for the placement agents in connection with various matters related to the common stock offered hereby.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2005, and management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2005, as set forth in their reports, which are incorporated by reference in this prospectus supplement and elsewhere in the registration statement. Our financial statements and management’s assessment are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus supplement. The information incorporated by reference is considered to be part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, between the date of this prospectus supplement and the termination of the offering:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed on March 16, 2006, pursuant to Section 13(a) of the Exchange Act;

•	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 filed on November 9, 2006;

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 filed on August 9, 2006;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 filed on May 10, 2006; and

•

Our Current Reports on Form 8-K (other than information contained in such Current Reports on Form 8-K that is furnished, but not filed) filed on February 6, 2006, February 17, 2006, February 24, 2006, March 7, 2006, March 24, 2006, March 27, 2006, March 30, 2006, April 28, 2006, May 4, 2006, May 10, 2006, May 16, 2006, June 1, 2006, July 25, 2006, July 26, 2006, August 1, 2006, August 15, 2006, October 26, 2006, December 22, 2006, and February 9, 2007.

This prospectus supplement is part of a registration statement on Form S-3 we have filed with the SEC under the Securities Act. This prospectus supplement does not contain all of the information in the registration statement. We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, including exhibits, at the SEC’s public reference room or website. Our statements in this prospectus supplement about the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or other document we have filed as an exhibit to the registration statement for complete information.

You may request a copy of any or all of the information incorporated by reference, at no cost, by writing or telephoning us at the following address:

Kosan Biosciences Incorporated

3832 Bay Center Place

Hayward, CA 94545

(510) 732-8400

PROSPECTUS

$75,000,000

Common Stock

From time to time, we may sell common stock. We will specify in an accompanying prospectus supplement the terms of any offering. Our common stock is traded on the Nasdaq National Market under the trading symbol “KOSN.” The applicable prospectus supplement will contain information, where applicable, as to any other listing (if any) on the Nasdaq National Market or any securities exchange of the securities covered by the prospectus supplement. On September 17, 2003, the last reported sale price of our common stock on the Nasdaq National Market was $7.97 per share.

You should read this prospectus, any prospectus supplement and the documents incorporated by reference in this prospectus and any prospectus supplement carefully before you invest.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE THE SECTION ENTITLED “ RISK FACTORS THAT MAY AFFECT RESULTS OF OPERATIONS AND FINANCIAL CONDITION” BEGINNING ON PAGE 17 OF OUR MOST RECENT QUARTERLY REPORT ON FORM 10-Q, FOR THE QUARTER ENDED JUNE 30, 2003, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 14, 2003 AND INCORPORATED HEREIN BY REFERENCE IN ITS ENTIRETY, AS WELL AS ANY AMENDMENT OR UPDATE THERETO REFLECTED IN SUBSEQUENT FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

THIS PROSPECTUS MAY NOT BE USED TO OFFER OR SELL ANY SECURITIES UNLESS

ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

The securities may be sold directly by us to investors, through agents designated from time to time or to or through underwriters or dealers. We will set forth the names of any underwriters or agents in an accompanying prospectus supplement. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution.” The net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is October 3, 2003.

OVERVIEW

We are a biotechnology company using our proprietary technologies to develop drug candidates from an important class of natural product compounds known as polyketides. Polyketides are naturally made in very small amounts in microorganisms and are difficult to make or modify chemically. Using our proprietary technologies we are able to create, modify and produce polyketides in ways that chemists generally cannot. Because polyketides have been a rich source of marketed drugs, creating novel polyketides should provide us with a pipeline of potential drug candidates that address large markets. We are currently focused on the creation of new polyketides and the improvement of existing drugs for the treatment of cancer and infectious disease. In collaboration with Hoffmann-La Roche, Inc. and F. Hoffmann-La Roche Ltd., collectively Roche, we are testing KOS-862 (Epothilone D), a potential anticancer agent, in clinical trials. We are developing geldanamycin derivatives as anticancer agents and are collaborating with the National Cancer Institute, or NCI, to test one of them, 17-AAG, in clinical trials. We have additional product research and development programs. To date, we have not obtained regulatory approval for the commercial sale of any products, and we have not generated any revenues from the commercial sale of products.

We are a biotechnology company using our proprietary technologies to develop drug candidates from an important class of natural product compounds known as polyketides. Polyketides are naturally made in very small amounts in microorganisms and are difficult to make or modify chemically. Using our proprietary technologies we are able to create, modify and produce polyketides in ways that chemists generally cannot. Because polyketides have been a rich source of marketed drugs, creating novel polyketides should provide us with a pipeline of potential drug candidates that address large markets. We are currently focused on the creation of new polyketides and the improvement of existing drugs for the treatment of cancer and infectious disease. In collaboration with Hoffmann-La Roche, Inc. and F. Hoffmann-La Roche Ltd., collectively Roche, we are testing KOS-862 (Epothilone D), a potential anticancer agent, in clinical trials. We are developing geldanamycin derivatives as anticancer agents and are collaborating with the National Cancer Institute, or NCI, to test one of them, 17-AAG, in clinical trials. We have additional product research and development programs. To date, we have not obtained regulatory approval for the commercial sale of any products, and we have not generated any revenues from the commercial sale of products.

Kosan Biosciences Incorporated, the Kosan Biosciences Incorporated logo and all other Kosan names are trademarks of Kosan Biosciences Incorporated in the U.S. and in other selected countries. All other brand names or trademarks appearing in this prospectus are the property of their respective holders.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we may sell common stock in one or more offerings up to a total dollar amount of $75,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell common stock, we will provide a prospectus supplement that will contain more specific information about the shares offered. We may also add, update or change in the prospectus supplement any of the information contained in this prospectus. However, no prospectus supplement shall fundamentally change terms that are set forth in this prospectus or offer a security that is not registered and described in this prospectus at the time of effectiveness. This prospectus, together with applicable prospectus supplements and the documents incorporated by reference in this prospectus and any prospectus supplement, includes all material information relating to this offering. Please carefully read both this prospectus and any prospectus supplement together with the additional information described below under “Where You Can Find More Information” and “Incorporation by Reference.” THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE A SALE OF SECURITIES UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

You should rely only on the information we have provided or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

RISK FACTORS

Except for the historical information contained in this prospectus or incorporated by reference, this prospectus (and the information incorporated by reference in this prospectus) contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed here or incorporated by reference. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the section entitled “RISK FACTORS THAT MAY AFFECT RESULTS OF OPERATIONS AND FINANCIAL CONDITION” contained in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, as filed with the SEC on August 14, 2003, which is incorporated herein by reference in its entirety, as well as any amendment or update thereto reflected in subsequent filings with the SEC (the “Risk Factors”).

Investment in our securities involves a high degree of risk. You should consider carefully the Risk Factors, as well as other information in this prospectus and the prospectus supplement and the documents incorporated by reference herein or therein before purchasing any of our securities. Each of these risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities.

FORWARD-LOOKING INFORMATION

This prospectus and the documents that we have filed with the SEC that are included or incorporated by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are subject to the “safe harbor” created by those sections. These forward-looking statements include, but are not limited to, statements about:

•	our strategy;

•	the progress of our research programs, including clinical testing;

•	sufficiency of our cash resources;

•	revenues from existing and new collaborations;

•	product development;

•	our research and development and other expenses; and

•	our operations and legal risks.

These forward-looking statements are generally identified by words such as “expect,” “anticipate,” “intend,” “believe,” “hope,” “assume,” “estimate,” “plan,” “will” and other similar words and expressions or the negatives of these words or expressions. Discussions containing these forward-looking statements may be found, among other places, in “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from our most recent annual report on Form 10-K and our quarterly reports on Form 10-Q, as well as any amendments or updates thereto reflected in subsequent filings with the SEC. These forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those in the forward-looking statements. We undertake no obligation to publicly release any revisions to the forward-looking statements or reflect events or circumstances after the date of this prospectus. The Risk Factors incorporated by reference in this prospectus, among other things, should be considered in evaluating our prospects and future financial performance.

USE OF PROCEEDS

Except as described in any prospectus supplement, we currently intend to use the net proceeds from the sale of our securities for research and development and general corporate purposes. We may also use a portion of the net proceeds to acquire or invest in businesses, products and technologies that are complementary to our own, although we currently are not planning or negotiating any such transactions. Pending these uses, the net proceeds will be invested in investment-grade, interest-bearing securities.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 100,000,000 shares of common stock, $.001 par value, and 10,000,000 shares of convertible preferred stock, $.001 par value. As of August 31, 2003, there were 25,548,941 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. Upon the liquidation, dissolution or winding up of Kosan, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon the completion of this offering will be, fully paid and non-assessable.

Preferred Stock

Our amended and restated certificate of incorporation provides that our Board of Directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of this preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of a series, without further vote or action by the stockholders. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that these holders will receive dividend payments and payments upon liquidation may have the effect of delaying, deferring or preventing a change in control of our company, which could have a depressive effect on the market price of our common stock. We have no present plan to issue any shares of preferred stock.

Registration Rights

As of the date hereof, holders of approximately 3,005,250 shares of common stock, or their transferees, are entitled to rights with respect to registration of those shares under the Securities Act. If we propose to register any of our securities under the Securities Act, either for our own account or for the account of others, the holders of these shares are entitled to notice of the registration and are entitled to include, at our expense, their shares of common stock in the registration and any related underwriting, provided, among other conditions, that the underwriters may limit the number of shares to be included in the registration. In addition, the holders of these shares may require us, at our expense, and on not more than one occasion, to file a registration statement under the Securities Act with respect to their shares of common stock, and we will be required to use our best efforts to effect the registration. Further, the holders may require us, at our expense, to register their shares on Form S-3, subject to certain limitations.

Anti-Takeover Effects of Provisions of Delaware Law and Our Charter Documents

Delaware Takeover Statute. We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an interested stockholder is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation’s voting stock.

Charter Documents Our amended and restated certificate of incorporation requires that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by a consent in writing. Additionally, our certificate of incorporation:

•	does not provide for the use of cumulative voting in the election of directors;

•	provides for a board of directors, classified into three classes of directors;

•	provides that the authorized number of directors may be changed only by resolution of our board of directors; and

•	authorizes our board of directors to issue blank check preferred stock to increase the amount of outstanding shares.

Our amended and restated bylaws provide that candidates for director may be nominated only by our board of directors or by a stockholder who gives written notice to us no later than 60 days prior nor earlier than 90 days prior to the first anniversary of the last annual meeting of stockholders. Our board of directors may appoint new directors to fill vacancies or newly created directorships. Our amended bylaws also limit who may call a special meeting of stockholders.

Delaware law and these charter provisions may have the effect of deterring hostile takeovers or delaying changes in control of our management, which could depress the market price of our common stock.

Rights Plan

In October 2001, our board of directors adopted a Stockholder Rights Plan, pursuant to which all stockholders of record as of October 29, 2001 received rights to purchase shares of a newly created series of preferred stock. Each right entitles the registered holder to purchase from us one one-hundredth of a share of Series A junior participating preferred stock at an exercise price of $70 per right, subject to adjustment. The rights will become exercisable when a person or group acquires 20% or more of our outstanding common stock or ten business days after commencement or announcement of a tender or exchange offer for 20% or more of our outstanding common stock. If a person or group acquires 20% or more of our outstanding common stock, all right holders except such buyer will be entitled to acquire our common stock at a discount. In the event that Kosan is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold to a person or group who has acquired 20% or more of our outstanding common stock, proper provision will be made so that each such holder of a right will thereafter have the right to receive, upon the exercise of the right, shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the right.

Our board of directors may terminate the Stockholder Rights Plan at any time, amend the rights plan without the approval of any holders of the rights or redeem the rights prior to the time a person or group acquires 20% or more of our common stock. Each preferred share will be entitled to a minimum preferential quarterly dividend payment of $1.00 but will be entitled to an aggregate dividend of 100 times the dividend declared per share of common stock. In the event of liquidation, the holders of the preferred shares would be entitled to receive a minimum preferential liquidation payment of $100 per share of common stock but will be entitled to an aggregate payment of 100 times the payment made per share of common stock. Each preferred share will have 100 votes, voting together with the shares of common stock. The rights are protected by customary anti-dilution provisions. The preferred shares rank junior to any other series of our preferred stock. These rights will expire on October 29, 2011.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Mellon Investor Services, LLC. Its address is P.O. Box 3315, South Hackensack, NJ 07606 and its telephone number is (800) 552-6645.

PLAN OF DISTRIBUTION

We may sell the securities through underwriters or dealers, through agents, or directly to one or more purchasers. The prospectus supplement or supplements will describe the terms of the offering of the securities, including:

•	the name or names of any underwriters, if any;

•	the purchase price of the securities and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities may be listed.

Only underwriters named in the prospectus supplement are underwriters of the securities offered by the prospectus supplement.

If underwriters are used in the sale, they will acquire the securities for their own account and may resell the stock from time to time in one or more transactions at a fixed public offering price. The obligations of the underwriters to purchase the common stock will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the common stock to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all the common stock offered by the prospectus supplement. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

We may sell common stock directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of common stock and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase common stock from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

We may provide agents and underwriters with indemnification against civil liabilities related to this offering, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to such liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the common stock originally sold by the dealer is purchased in a covering transaction to cover short positions. Those activities may cause the price of the common stock to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Any underwriters who are qualified market makers on the Nasdaq National Market may engage in passive market making transactions in the common stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

In compliance with guidelines of the National Association of Securities Dealers, or NASD, the maximum consideration or discount to be received by any NASD member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

LEGAL MATTERS

The validity of the securities being offered hereby will be passed upon by Cooley Godward LLP, Palo Alto, California.

EXPERTS

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2002, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of common stock we are offering under this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You may read and copy the registration statement, as well as our reports, proxy statements and other information, at the SEC’s public reference rooms at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the SEC’s regional offices at 500 West Madison Street, Suite 1400, Chicago, IL 60661 and at 233 Broadway, New York, NY 10279. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC’s web site at “http://www.sec.gov.” In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this registration statement and prospectus the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement but prior to effectiveness of the registration statement and after the date of this prospectus but prior to the termination of the offering of the shares covered by this prospectus.

The following documents filed with the SEC under our SEC file number 000-31633 are incorporated by reference in this prospectus:

1.	Our Annual Report on Form 10-K for the year ended December 31, 2002;

2.	Our proxy for our stockholders meeting on May 22, 2003 filed on April 17, 2003;

3.	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003; and

4.	Our Current Reports on Form 8-K, filed April 28, 2003, June 23, 2003, July 1, 2003 and July 24, 2003.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to Kosan Biosciences Incorporated, Attention: Corporate Secretary, 3832 Bay Center Place, Hayward, CA 94545, telephone: (510) 732-8400.